Exhibit 10.1

SETTLEMENT AGREEMENT

MyDx, Inc.	April 25, 2017
Daniel Yazbeck, CEO	215950
4225 Executive Square, Suite 600	$150,781.22
La Jolla, CA 92037

SETTLEMENT AGREEMENT, dated April 25, 2017 (this “Agreement”), between MyDx, Inc. ("Maker") and BPM LLP (“BPM”). The parties agree to negotiate and settle the debt set forth above under the following terms and conditions of this Settlement Agreement (“Agreement”).

Maker and BPM agree that the current outstanding debt is $150,781.22. All Parties agree that BPM shall expect payment of $80,000 toward settlement of the debt set forth above. Maker shall pay BPM, 60 South Market Street, Suite 800, San Jose, CA 95113, or as such other place as BPM may from time to time designate in writing, the sum of $80,000 (the “Settlement Amount”). BPM agrees to compromise the debt under the condition that they will receive payments timely according to the terms and provisions below.

Maker and BPM agree that, following Maker’s receipt of each new debt or equity investment (including investments paid in tranches over time) by a party who is not, as of the date of this Agreement, an officer, director, shareholder, or creditor of Maker (a “New Investment”), Maker shall pay fifteen percent (15%) of the proceeds (net of any legal and broker fees) to BPM on the first day of the month following receipt of the New Investment until the Settlement Amount has been paid. By way of example, if on July 31, 2017, Maker receives $400,000 in net proceeds from a New Investment, Maker shall pay BPM $60,000 on August 1. If on November 30, 2017, Maker receives $67,000 in net proceeds from a New Investment, Maker shall pay BPM $10,050 on December 1. For the sake of clarity, an investment whose entire use of proceeds, per the new investor, is to pay another creditor or service provider of Maker is excluded from the definition of New Investment.

Maker and BPM agree that Maker shall have until May 31, 2018 to pay the Settlement Amount.

On April 27, 2016, BPM signed an independent registered public accounting firm’s report on Maker’s audited financial statements for the year ended December 31, 2015 (the “2015 Report”). BPM and Maker agree that if Maker requests BPM’s consent to include the 2015 Report in a filing with the Securities and Exchange Commission, BPM shall, while followings its procedures, grant such consent within ten (10) business days of such request.

All settlement terms herein are dependent upon BPM’s receipt of the Settlement Amount.

This Agreement for debt settlement shall be binding upon BPM, Maker, and their successors and assignees.

This Agreement constitutes the final, complete, and exclusive understanding of the parties with respect to the matters dealt with in this Agreement. It supersedes all prior and contemporaneous negotiations and agreements between the parties with respect to those matters, all of which are merged into this Agreement.

No modification to any provisions contained in this Agreement shall be binding upon any party unless made in writing and signed by all parties.

Maker waives presentment, demand for performance, notice of nonperformance, protest, notice of protest, and notice of dishonor. No delay on the part of BPM in exercising any right hereunder shall operate as a waiver of such right under this Agreement. This Agreement being delivered in, and shall be construed in accordance with the laws of, the State of California.

If any action at law or in equity, bankruptcy or receivership, or any other legal proceeding is instituted to collect, enforce or interpret this Agreement or any of its provisions, or if this Agreement is placed in the hands of attorneys for collection after maturity or default, Maker shall pay, in addition to the principle and interest payable hereon, reasonable attorneys’ fees and costs incurred by BPM.

This Agreement shall take effect as a sealed instrument and be enforced in accordance with the laws of BPM’s state. By its signature below, BPM and Maker agree to the terms of this Agreement.

Signature:		Signature:

Printed:	Daniel Yazbeck, CEO	Printed:	BPM LLP